Exhibit 10.3
Apache Corporation
2008 Share Appreciation Program Specifications

Share Plan:	2007 Omnibus Equity Compensation Plan, the terms of which are incorporated herein by reference.

Administration:	The 2008 Share Appreciation Program will be administered by the Stock Option Plan Committee of the Company’s Board of Directors.

Eligible Participants:	Substantially all full-time and designated part-time employees of Apache Corporation and certain subsidiaries.

Objective:	Focus the energies of the Company’s employees to significantly increasing shareholder value through stock price appreciation to share prices of $162 and $216.

Share price goals seek to increase shareholder value by approximately $18.0 to $36.0 billion with the Company’s employees sharing in approximately two percent of the additional shareholder value created at the $216 threshold.

Continued retention of existing key employees and as an additional enhancement in the recruitment of talent to Apache in a competitive recruiting environment.

Conditional Award:	Restricted shares of Apache Corporation common stock based on a percentage or multiple of annual base salary.

Share Price Thresholds:	Initial: $162 for the Measurement Period by year end 2010 Final: $216 for the Measurement Period by year end 2012

Measurement Period:	Any ten trading days during a period of 30 consecutive trading days.

Plan Term:	Expires close of business December 31, 2012, except for payment of any remaining installments for price threshold(s) achieved prior to such date.

Vesting:	Grant vests at time that share price threshold is met.

Payment Schedule:	When share price thresholds are met, awards will be paid out in five installments:

•	20% at attainment (within 30 days of event)
•	20% 12 months after attainment
•	20% 24 months after attainment
•	20% 36 months after attainment
•	20% 48 months after attainment

Notes: A portion of the shares will be withheld to cover required taxes and the net number of shares will be paid to the participant. Cash bonus plans will be implemented for employees of Apache subsidiaries that are not eligible to participate in the 2008 Share Appreciation Program.

Apache Corporation
2008 Share Appreciation Program Specifications

Participation Levels:	Tier I: Officers, key technical professionals and senior managers

Tier II: Mid-level managers, supervisors and key administrative professionals

Tier III: Entry level professionals, office administrative staff and field operators
Pay Out Multiples as a Percentage of Base Salary1:

Share Price Threshold	Tier I	Tier II	Tier III
Initial $162	1.00	.50	.25
Final $216	2.00	1.00	.50
Total	3.00	1.50	.75

[1]	Conditional Grant based on Base Salary as of the date of grant

Participation Proration: The Committee, in its discretion, is authorized to reduce future conditional awards (to new employees, for example) to prorate grants as it deems appropriate. Any eligibility to participate in the Program will end for employees hired after September 30, 2011.

Number of Shares	Estimate of 2.77 million shares (before shares withheld to cover required taxes) of Apache common stock are required for issuance under the Program if both the Initial and Final thresholds are achieved.

Conditional Grants:	Grants are made based on Base Salary as of the date of grant, times the applicable multiple, divided by $162 for Initial award and $216 for Final award.

Payout requirement:	Must be an active employee on the date the price threshold is achieved and on each award payout date. First installment to be paid within 30 days of achievement of each price threshold.

Accelerated Payments:	If price threshold is attained prior to death, disability, or retirement, then payment is accelerated for:

•	Disability

•	Death

•	Retirement (age 65 or more)

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